STOCK PURCHASE AND SALE AGREEMENT
                               (52,897 SHARES OF
                               PRAB, INC. STOCK)


         This STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of October 31, 1996, by and between the State Treasurer of the State of Michigan, Custodian of the Public School Employees' Retirement System; State Employees' Retirement System; Michigan State Police Retirement System; and Michigan Judges' Retirement System ("SMRS") and the Prab, Inc. Salaried Employees Profit Sharing Plan (the "Plan").


         SMRS desires to sell to the Plan on the Closing Date (as defined herein), and the Plan desires to purchase on such date, 52,897 shares of common stock of Prab, Inc. ("Prab").

         Accordingly, SMRS and the Plan agree as follows:

SECTION 1.  Purchase and Sale of Stock.

         1.1 Agreement to Sell and Purchase. (a) On the basis of the representations and warranties and subject to the terms and conditions set forth herein, SMRS agrees to sell to the Plan, and the Plan agrees to purchase from SMRS, 52,897 shares of common stock of Prab at a purchase price of Seventy One Thousand Four Hundred Ten and 95/100 Dollars ($71,410.95). The amount of Seventy One Thousand Four Hundred Ten and 95/100 Dollars ($71,410.95) is referred to as the "Purchase Price." The 52,897 shares of common stock are referred to as the "Plan Shares".

         (b) The closing (the "Closing") of the purchase and sale of the Plan Shares shall be held on October 31, 1996 (the "Closing Date"). The Plan agrees to pay to SMRS on the Closing Date the amount of the Purchase Price, by cashier's or certified check, or federal funds wire transfer, against receipt of the Plan Shares by the Plan.


         (c) SMRS agrees to request Prab to deliver, on the Closing Date, to the Plan a stock certificate in the amount of 52,897 shares of common stock of Prab, against the receipt of the Purchase Price by SMRS from the Plan.

         1.2 Expenses. SMRS and the Plan shall each be responsible for their own expenses in connection with this Agreement.

SECTION 2.  Registration Rights and Shareholders Agreement.

         2.1. Effect on Plan Shares. Prab, the Plan, and SMRS agree that from the date hereof, Prab, SMRS, the Plan and the holder of the Plan Shares shall have no rights, duties, or obligations arising under or based upon the Registration Rights and Shareholders Agreement between Prab and SMRS, dated as of October 30, 1992 (the "Registration Rights and Shareholders Agreement"), with respect to the Plan Shares and with respect to the Plan Shares the Registration Rights and Shareholders Agreement shall have no force or effect.

SECTION 3.  Acknowledgments, Representations and Agreements of the Plan.

         The Plan hereby represents and warrants to and agrees with SMRS that:

         3.1. Validity of Agreement. This Agreement has been duly authorized, executed and delivered by the Plan and is enforceable against the Plan in accordance with its terms.

         3.2 No Violations, Etc. The execution, delivery and performance of the terms of this Agreement by the Plan, and the purchase of the Plan Shares by the Plan, (i) requires no action by or in respect of, or filing with, any governmental body, or agency or official of the United States or any political subdivision thereof, except for reports required to be filed with the Securities and Exchange Commission under the Securities Exchange
Act of 1934, as amended, and (ii) will not violate any statute or any order, rule or regulation of any court or government agency or body in the United States or any political subdivision thereof having jurisdiction over the Plan, which violation could have a material adverse effect on the ability of the Plan to perform its obligations under this Agreement.

SECTION 4.  Representations and Warranties of SMRS.

         SMRS hereby represents and warrants to and agrees with the Plan that:

         4.1 Validity of Agreement. This Agreement has been duly authorized, executed and delivered by SMRS and is enforceable against SMRS in accordance with its terms.

         4.2 No Violations, Etc. The execution, delivery and performance of the terms of this Agreement by SMRS, and the sale of the Plan Shares by SMRS, (i) requires no action by or in respect of, or filing with, any governmental body, or agency or official of the United States or any political subdivision thereof, except for reports required to be filed with the Securities and Exchange commission under the Securities Exchange Act of 1934, as amended, and (ii) will not violate any statute or any order, rule or regulation of any court or government agency or body in the United States or any political subdivision thereof having jurisdiction over SMRS, which violation could have a material adverse effect on the ability of SMRS to perform its obligation under this Agreement.

         4.3 Delivery of Shares. Delivery by SMRS of the Plan Shares to Prab, for further delivery to the Plan, will transfer valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of any kind, except for the claims by the Plan of ownership of such stock.

SECTION 5.  General Provisions.

         5.1 Benefits; Successors and Assigns. Except as set forth herein, or as otherwise specifically agreed to in writing by the party to be charged, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.


         5.2 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The waiver of the observance of any termhereof may only be waived by an instrument in writing. Such waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

         5.4 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.

         5.5 Headings. The headings in this Agreement are for convenience only and shall not affect the construction hereof.

         5.6 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute but one contract.

         STATE TREASURER OF THE STATE OF MICHIGAN, CUSTODIAN OF THE PUBLIC SCHOOL EMPLOYEES' RETIREMENT SYSTEM; STATE EMPLOYEES' RETIREMENT SYSTEM; MICHIGAN STATE POLICE RETIREMENT SYSTEM; AND MICHIGAN JUDGES' RETIREMENT SYSTEM


                                      By:
                                         ---------------------------
                                         Paul E. Rice, Administrator
                                         Alternative Investments
                                         Division


                                         PRAB, INC. SALARIED EMPLOYEES
                                         PROFIT SHARING PLAN



                                    By:
                                         ----------------------------
                                         Gary A. Herder
                                    Its: Trustee